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                                                           Exhibit 10.42

December 5, 1997

Joseph B.  Costello
914 Lundy Lane
Los Altos, CA 94024

Dear Joe:

On October 19, 1997 you resigned as Cadence's President and Chief Executive Officer and as member of its Board of Directors, and all other positions you may hold with Cadence. As we discussed, Cadence is prepared to enter into the following agreement with you to facilitate a smooth transition for you and the Company.

Under our agreement, you became a part-time employee of Cadence from November 1, 1997 and will continue in that capacity through July 15, 1998 (the "Part-Time Employment Period"). In this capacity, you will report to the President and Chief Executive Officer and provide such advice and assistance as is reasonably requested of you by him or other members of the Executive Staff for up to twenty (20) hours per month. You will be free to engage in other employment during this period and Cadence will not require you to render part-time services to Cadence at a time or in a manner which would interfere with your ability to engage in such other employment. Your salary for the Part-Time Employment Period will be $2,500 per month, subject to standard withholdings and deductions paid on our regular payroll schedule.

During your Part-Time Employment Period, you will not accrue vacation or receive Company benefits. At the end of the Part-Time Employment Period, your employment with Cadence (and any subsidiary thereof) will terminate. During your Part-Time Employment Period, your Cadence stock options (including the option granted on April 11, 1996) will continue to vest according to their terms until the termination of your part-time employment. After the termination of your part-time employment, you will be able to exercise any of your vested options pursuant to the terms of each applicable option agreement.

The Employment Invention and Confidential Information Agreement ("Confidentiality Agreement") which you signed on September 17, 1984, will continue to be in effect through your Part-Time Employment Period, and you will agree to comply with Cadence's employee policies and procedures. In the event that Cadence terminates your part-time employment for cause, Cadence's obligation to pay your salary shall end and your stock vesting shall cease.(1)



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(1) Under this letter agreement, "cause" shall mean: (a) any gross misconduct or fraud in the performance of your employment; (b) a conviction or guilty plea with respect to any felony; (c) material breach of this agreement, your Confidentiality Agreement, or Cadence policies, after providing written notice to you of such breach and a reasonable opportunity to cure such breach, unless such breach cannot reasonably be cured; or (d) conduct by you which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve (e.g., sustained physical or mental disability).

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In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that through May 31, 1999, you will not perform work for any business entity, or engage in any work activity which is in competition, or is preparing to compete, with the Company in its business of developing, marketing and providing services relating to electronic design automation software tools, or its services and consulting business involving electronic product design realization, design process optimization, and advice and implementation relating to electronics services and corporate and government development projects ("Competitive Activity"). If you are in doubt as to whether a particular work activity may comprise Competitive Activity, you will obtain the written consent of the Company's Board of Directors, which shall not be unreasonably withheld, before undertaking such work activity. For purposes of this paragraph, the holding of less than five percent (5%) of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this paragraph.

You also agree that through May 31, 1999, you will not directly or indirectly solicit or encourage any employee, independent contractor, supplier or customer of the Company to terminate his, her or its relationship with the Company. Cadence agrees that general advertisements for employment not targeted, directly or indirectly, at Cadence shall not be prohibited under this paragraph. Cadence also agrees that your Executive Administrator at Cadence, Peggy Thompson, may work for you as you engage in other employment activities.

You and the Company agree not to disparage the other, its subsidiaries and affiliates, and their officers, directors, employees, shareholders and agents in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

The Company will pay you all accrued salary, and all accrued and unused vacation earned through October 19, 1997 subject to standard payroll deductions and withholding. You are entitled to these payments regardless of whether you sign this Agreement. In this agreement, you are waiving any claim you may have to any payment under the Chief Executive Officer Bonus Plan in respect of 1997 as well as to any other form of compensation or benefit from Cadence, except as specified herein. Both parties agree: this letter sets forth the entire agreement relating to the termination of your full-time employment and other positions with Cadence and the terms of your part-time employment; it supersedes any other promise, representation, or agreement, written or oral, relating to such subjects; and it cannot be amended except in writing. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable.

Except with respect to obligations undertaken in this letter, you release and discharge Cadence and its officers, directors, shareholders, agents, employees, subsidiaries and affiliates from any and all liabilities and claims, known and unknown, arising from agreements or acts at any time prior to your execution of this agreement, including but not limited to any claims arising from your employment at Cadence, or the termination thereof, or any payments, severance, bonus (including but not limited to any rights under the 1996 Chief Executive Officer Bonus Plan) or other benefits relating thereto. You acknowledge that the consideration for your release is in

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addition to anything to which you are already entitled, and that you are knowingly and voluntarily releasing any rights you may have under the Age Discrimination in Employment Act. Cadence hereby advises you that: (a) your release does not apply to any rights or claims that may arise after the execution date of this agreement; (b) you should consult with an attorney prior to executing this agreement; (c) you have twenty-one (21) days to consider this agreement (although you may choose to voluntarily execute it earlier); (d) you have seven days following your execution of this agreement to revoke the agreement; and (e) this agreement shall not be effective until the date upon which the revocation period has expired ("Effective Date"). Notwithstanding anything else in this agreement, the Company agrees to defend and indemnify you with respect to your actions within the course and scope of your service as an officer, director, and employee of the Company to the fullest extent permitted by Section 317 of the California Corporations Code, including, but not limited to litigation currently pending against you in which you are named as an individual defendant and in which the Company is providing a defense.

In releasing unknown claims, you agree to waive any rights under Section 1542 of the California Civil Code, which reads: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

While it is Cadence's policy not to give releases from claims to departing employees, the Company is not now aware of any claims it may have against you.

You and Cadence agree that any disputes regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum.

If this agreement is acceptable to you, please sign in the space provided below and return the original to me. I wish you all the best in your new ventures.

Very truly yours,

/s/ R.L. Smith McKeithen
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R.  L.  Smith McKeithen
Vice President and General Counsel


ACKNOWLEDGED AND AGREED:

 /s/ Joseph B. Costello
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Joseph B. Costello

Dated: 12/8/97
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cc: Steve Wilson

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